EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/05/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	3.64%	3.64%	18.14%
Class B Units	3.63%	3.63%	17.79%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 5, 2006

The Grant Park Futures Fund posted trading gains during the past week. Positions in the currencies, interest rates and metals reported the largest advances; losses came mainly from positions in the energy sector.

The U.S. dollar retreated against most of its major trading partners during the week, resulting in gains to long positions in the European currencies. The greenback fell in response to the news that the U.S. economy had added 138,000 new jobs in April; economists had expected payrolls to increase by 200,000 for the month. The news sent the dollar lower as analysts said that investors speculated that the weaker than expected data might influence the Federal Open Market Committee away from raising short term interest rates any further. Long positions in the Japanese yen were also profitable as the dollar depreciated against the yen after the U.S. Treasury Secretary for International Affairs said that governments should “not intervene in currency markets”. Some analysts saw this as a rebuke to Japanese officials who had commented on the recent strength of the yen. Gains also came from long positions in the Canadian dollar.

Short positions in the interest rate sector gained ground as prices for European fixed income products fell in response to comments from the European Central Bank chief regarding monetary policy. After the central bank chose to leave short term rates alone ECB head Jean-Claude Trichet told reporters that monetary policy was still accommodative but that the central bank must continue to exercise strong vigilance when it comes to recognizing inflationary pressures. Analysts commented that investors interpreted the comments to be “hawkish” in tone, suggesting that the ECB might be quick to raise interest rates at its June meeting if economic data suggests an accelerating economy. Short positions in the Euro bund and LIFFE Euribor posted gains. Short positions in the British short-sterling and London long gilt also added to profits in the sector.

Long positions in the metal sector were rewarded as prices for base metals rallied during the week. Copper on the London Metals Exchange was nine percent higher during the week as news of depleted inventories sparked a wave of supply concerns. News of supply disruptions at mines in Mexico and Chile also contributed to the rally. Additionally, comments by BHP Biliton executives suggesting that base metals prices would remain high until there was an increase in global inventories also spiked prices, helping aluminum to establish a new 18-year high. Precious metals were also higher on the week. The June gold contract was $28.90 better as the rise in base metals combined with a weaker U.S. dollar sent the precious metal higher, closing the week at $687.00 per ounce.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, long positions in the energy sector lost ground after a U.S. government report showed a rise in gasoline inventories. The Energy Information Administration reported that U.S. gasoline stocks were 2.1 million barrels higher compared to the previous week, the first weekly increase since February and, according to analysts, an indication that U.S. consumers were starting to modify their driving habits in the face of rising pump prices. Longs in June crude reported losses as the contract fell 1.69, settling at $70.19 per barrel. Unleaded gasoline was 4.86 cents lower while heating oil closed 5.68 cents weaker.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com